EXHIBIT 10.3

TIDEWATER

EMPLOYEES’ SUPPLEMENTAL SAVINGS PLAN

Amended and Restated January 1, 2008

TIDEWATER

EMPLOYEES’ SUPPLEMENTAL SAVINGS PLAN

i

TIDEWATER

EMPLOYEES’ SUPPLEMENTAL SAVINGS PLAN

PREAMBLE

WHEREAS, Tidewater Inc., a Delaware corporation (the “Company”) maintains the Tidewater Employees’ Supplemental Savings Plan (the “Plan”), the provisions of which are at present expressed in a plan document effective November 1, 1987, and amendments thereto effective January 1, 1993, January 1, 1995, October 1, 1997, restated October 1, 1999 and amended February 1, 2007;

WHEREAS, each Participant’s vested account balance as of December 31, 2004, plus any earnings with respect to those amounts, was “grandfathered” under Code Section 409A until the Plan was materially modified on February 1, 2007 to provide for a mandatory lump-sum payout of Plan benefits upon a Change of Control of the Company, as defined in Treasury Regulation Section 1.409A-3(i)(5);

WHEREAS, the Plan has been in reasonable, good faith compliance with Code Section 409A since January 1, 2005 and this document is restated to comply with the final Treasury Regulations under Code Section 409A and to make certain other changes, effective January 1, 2008, unless an earlier effective date is stated; and

NOW, THEREFORE, the Plan is hereby restated to read in its entirety as follows:

ARTICLE 1: PURPOSE

Some Company employees participating in the Savings Plan can make only a portion of the Salary Deferral Contributions that the Savings Plan would allow because of the limitations contained in Sections 401(a)(17), 401(k), 401(m) and 402(g) of the Code (the “Limitations”).

The purposes of this Plan are (i) to provide a mechanism for certain employees of the Company to defer the portion of their Compensation which cannot be deferred because of the Limitations, (ii) to provide for an employer contribution match for such supplemental salary deferrals, (iii) to permit a defer of an amount equal to an amount that will be returned or distributed from the Savings Plan due to discrimination testing, (iv) to provide a mechanism to defer a portion of such employees’ annual incentive bonus (“Annual Bonus”) and (v) to establish a non-qualified trust (the “Trust”) to provide a means for funding the benefits of the Participants under the Plan, under which Company and its creditors retain such rights as to defer the taxation of all benefits until actually received by the Participants and/or their Death Beneficiaries.

Since the Plan (other than the Annual Bonus deferral) is intended to supplement the Savings Plan, any ambiguities or gaps in this Plan shall be resolved by reference to the Savings Plan document, as amended, but only if consistent with the purposes set forth in this Article and only if consistent with Code Section 409A, applicable Treasury Regulations and related guidance by the Secretary of the Treasury. If any provision of this Agreement is capable of being interpreted in more than one manner, then to the extent feasible, the provision shall be interpreted in a manner that does not result in an excise tax under Code Section 409A.

The Plan shall cover employees of the Company meeting the eligibility criteria set forth in Article 3.

ARTICLE 2: DEFINITIONS

2.1 All terms used in this Plan shall have the meanings assigned to them under the provisions of the Savings Plan, unless otherwise defined herein or qualified by the context.

2.2 “Affiliated Companies” means (i) the Company and (ii) all entities with which the Company would be considered a single employer under Code Sections 414(b) and 414(c), provided that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining whether a controlled group of corporations exists under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining whether trades or businesses (whether or not incorporated) are under common control for purposes of Code Section 414(c), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2. The term “Affiliated Companies” shall be interpreted in a manner consistent with the definition of “service recipient” contained in Code Section 409A.

2.3 “Code” shall mean the Internal Revenue Code of 1986 as amended and as may be amended from time to time.

2.4 “Compensation” shall have the same meaning as it has in the Savings Plan except that the limitations imposed by Section 401(a)(17) of the Code shall not be applicable.

2.5 “Death Beneficiary” shall mean the recipient of any proceeds under the Plan in conjunction with the death of a Participant and shall be (i) the person or persons designated by the Participant on a form provided by the Committee, or (ii) in the absence of a designated Death Beneficiary, the Participant’s estate.

2.6 “Employer Contributions” refers to contributions under the Savings Plan made by the Company to match employees’ Salary Deferral Contributions.

2.7 “Plan Year” shall mean each calendar year.

2.8 “Salary Deferral Contributions” refers to contributions made pursuant to the Savings Plan by reduction of employees’ compensation.

2.9 “Savings Plan” refers to the Tidewater 401(k) Savings Plan.

2.10 “Selected Date” shall mean the date selected in a Salary Deferral Agreement, or an amendment thereto.

2.11 “Termination Date” shall mean a termination of employment with the Company and all Affiliated Companies in such a manner as to constitute a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h), for any reason other than death.

Whether a termination of employment has occurred is determined based upon facts and circumstances that indicate that the Company and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after a certain date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period (or, if employed less than 36 months, such lesser period).

An unpaid bona fide leave of absence is disregarded in determining the average level of bona fide services during the 36 month period (or, if employed less than 36 months, such lesser period) and a paid bona fide leave is considered at a level equal to the level of services that the employee would have been required to perform to receive the compensation paid with respect to such leave.

Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated employees have been treated consistently, and whether the Participant is permitted and realistically available, to perform services for other service recipients in the same line of business.

A Participant is presumed to have separated from service where the level of bona fide services performed decreases to a level described above. A Participant will be presumed to have not separated from service where the level of bona fide services performed continues at a level that is 50 percent or more during the immediately preceding 36-month period (or, if employed less than 36 months, such lesser period). No presumption applies to a level of service that continues at more than 20% and less than 50%. This presumption is rebuttable if a Participant must return to employment due to business circumstances, such as the termination of the employee’s replacement.

A Termination Date will not occur while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period does not exceed six months, or if longer, so long as the Participant retains the right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first day immediately following such six-month period. A 29-month period may be substituted for the six-month period for a medical leave of absence described in Treasury Regulation Section 1.409A-1(h)(i).

2.12 “Valuation Date” shall mean the close of each Business Day. For this purpose, the term Business Day shall mean any day during which the New York Stock Exchange is open to engage in stock transactions.

ARTICLE 3: ELIGIBILITY

Every Member in the Savings Plan who is the Chief Executive Officer, President, Chief Financial Officer, a Vice President or the Corporate Controller of the Company or who is otherwise designated as eligible to participate by the Compensation Committee of the Board of Directors of the Company shall be eligible to participate in this Plan (an “Eligible Employee”). The “Deferral Percentage” is the percentage of Compensation an Eligible Employee elects to defer in his Supplemental Salary Deferral Agreement.

ARTICLE 4: DEFERRED COMPENSATION AMOUNTS

4.1 Supplemental Deferrals. An Eligible Employee can enter into a Supplemental Salary Deferral Agreement prior to the commencement of the calendar year in which it pertains. The Eligible Employee may elect to defer between 2 percent and 50 percent of his Compensation for each pay period in which the Eligible Employee’s Salary Deferral Contributions under the Savings Plan has ceased due to IRS limitations (“Supplemental Salary Deferral”). The amounts deferred shall be retained by the Company in a “Supplemental Salary Deferral Account” for the Eligible Employee.

The Eligible Employee may also elect to defer an amount equal to the amount returned or distributed from the Savings Plan in the subsequent year due to (i) discrimination testing under Section 401(k)(3) of the Code or (ii) discrimination testing under Section 401(m)(6) of the Code. The amount referred to in (i) shall be credited to Participant’s Supplemental Salary Deferral Account. The amount referred to in (ii) shall be credited to Participant’s Matching Contribution Account.

4.2 Matching Contributions. For each dollar of Supplemental Salary Deferral contributed under the Plan pursuant to the Participant’s Supplemental Salary Deferral Agreement, the Company shall deem set aside an amount (“Matching Contribution”) equal to the amount of Employer Contribution that would have been made under the Savings Plan if the Supplemental Salary Deferral had been a Salary Deferral Contribution. The Matching Contribution when combined with the matching contribution provided in Section 4.07 of the Savings Plan shall not exceed three percent of Compensation. If an Employer Contribution to the Savings Plan on behalf of a Participant is forfeited pursuant to Section 401(k)(8) or Section 401(m)(6) of the Code, such amount shall be contributed as a Matching Contribution under the Plan to the extent such Participant has so provided in his Supplemental Salary Deferral Agreement. A Matching Contribution shall not be required to the extent a returned or forfeited Employer Contribution is otherwise deemed credited to a Participant.

4.3 Annual Bonus. The Supplemental Salary Deferral Agreement may also contain an election to defer all or part of an Eligible Employee’s Annual Bonus (“Bonus Deferral”) limited to amounts earned for services provided during the fiscal year. The Bonus Deferral shall be in whole percentages of either 25 percent, 50 percent, 75 percent or 100 percent. The portion of each Participant’s Annual Bonus deferred pursuant to a Supplemental Salary Deferral Agreement shall be credited to such Participant’s Supplemental Salary Deferral Account.

4.4	Execution of Supplemental Salary Deferral Agreement.

(a)

A Supplemental Salary Deferral Agreement shall be executed prior to the beginning of the calendar year to which the agreement relates (except that with respect to the first year an employee becomes an Eligible Employee he may enter into a Supplemental Salary Deferral Agreement within 30 days of becoming an Eligible Employee for Compensation for services performed subsequent to execution of such Agreement) and shall be effective only for the calendar year to which it relates.

(b)

Bonus deferral elections must be made before the commencement of the 12-month service period (or if applicable, such longer period) over which the bonus is earned (currently the service period for bonuses is the 12-month period from April 1st to March 31 st). Where deferral is made in the first year of eligibility and after the beginning of the specified performance period for an Annual Bonus, an election will be deemed to apply to the Annual Bonus paid for services performed after the election if the election applies to no more than an amount equal to the total amount of the Annual Bonus for the performance period multiplied by the ratio of the number of days remaining in the performance period after the election over the total number of days in the performance period.

(c)	A Participant shall make such elections with respect to a coming twelve (12) month Plan Year or service period during such period established by the Committee.

(d)

Once a Plan Year or service period has begun, Participant elections shall be irrevocable, unless the Participant experiences an Unforeseeable Emergency, as defined in Section 7.7, or as required by the Savings Plan to enable the Participant to take a hardship withdrawal from the Savings Plan in accordance with Treasury Regulation Section 1.401(k)-1(d)(2). If a Participant discontinues a deferral election, he will not be permitted to elect to make deferrals again until open enrollment for the succeeding Plan Year (for salary) or service period (for bonuses).

(e)	No Supplemental Salary Deferrals shall occur after a Participant is no longer an Eligible Employee.

ARTICLE 5: ACCOUNTING

5.1 Establishment of Accounts. The Committee shall establish and maintain a separate Supplemental Salary Deferral Account and Matching Contribution Account for each Participant. A Participant’s Supplemental Salary Deferral Account shall be credited with the Participant’s Supplemental Salary Deferrals, Bonus Deferrals and earnings thereon, and a Participant’s Matching Contribution Account shall be credited with the Participant’s Matching

Contribution and the earnings thereon. The accounts shall be bookkeeping entries only and the Participant shall have no secured or vested interest in any specified assets. A Participant’s interest in the two accounts shall be referred to in the aggregate as his “Deferred Compensation Account.”

5.2 Adjusting of Accounts. The Committee shall provide to each Participant a list of investments from which a Participant can choose as a deemed investment for such Participant’s Deferred Compensation Account. A Participant’s Deferred Compensation Account shall be deemed invested in the investments selected by such Participant (provided that if no investment is selected, the Deferred Compensation Account shall be deemed invested in a balanced fund selected by the Committee). Each Participant’s Deferred Compensation Account shall be adjusted as of each Valuation Date to reflect increases or decreases in the value of such deemed investments. A Participant shall have the right to change the deemed investment of his Deferred Compensation Account and the allocation of future Supplemental Salary Deferrals, Matching Contributions and Bonus Deferrals by notice to the Committee in such form as required by the Committee. Such changes in deemed investments shall be made on the Valuation Date next following the date upon which said change was requested, or as soon thereafter as may be administratively practicable. To the greatest extent practicable, the same valuation and accounting methods shall be used as are used to recalculate the Participant’s account balances under the Savings Plan. A Participant shall have no right to compel investment of any amounts credited to Participant’s Deferred Compensation Account.

ARTICLE 6: PLAN ADMINISTRATION

This Plan shall be administered by the Compensation Committee of the Company’s Board of Directors, the Employee Benefits Committee of the Company (the “Committee”), and the Board of Directors of the Company, and their respective powers and obligations are the same as those set forth in the Savings Plan document, but modified to take into account that this Plan is an unfunded plan for highly-compensated employees. Each governing body shall have full power and authority to interpret, construe and administer this Plan, and such governing body’s interpretations and constructions hereof and actions hereunder, including the timing, form, amount or recipient of any payment to be made hereunder, within the scope of its authority, shall be binding and conclusive on all persons for all purposes. No member of a governing body shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan, unless attributable to his own willful misconduct or lack of good faith. Each administrator shall be fully indemnified as provided in the Savings Plan. A member of a governing body shall not participate in any action or determination regarding his own benefits hereunder.

ARTICLE 7: DISTRIBUTIONS

7.1 Participant’s Distribution Elections. A Participant shall be entitled to a distribution from his Deferred Compensation Account on a Distribution Date. A Participant may elect to receive his Deferred Compensation Account on a Selected Date or following his Termination Date; or if neither are chosen, the Termination Date. A Selected Date shall be no sooner than two years following the year in which the Compensation relating to the Supplemental Salary Deferral was earned, if it were not deferred. Notwithstanding the

Participant’s elections, a distribution of all Deferred Compensation Accounts shall be made in lump sum upon a Section 409A Change of Control, as described in Section 7.5.

A distribution upon either a Selected Date or a Termination Date may be in either a single lump sum or installments. Distributions shall be made in cash. If an installment payment election is made, payments will be made annually over the period selected by the Participant, which period shall not exceed ten (10) years. If the Participant makes no election regarding the form of a benefit, the benefit shall be paid in a single lump sum. In the case of installment payments, the amount of each installment payment shall be the numerator (equal to 1) divided by the denominator (this being the total number of remaining installment payments) multiplied by the vested Deferred Compensation Account balance on the date of the installment payment.

7.2 Irrevocable Elections. Once executed and delivered to the Company, the distribution elections set forth in the Supplemental Salary Deferral Agreement can be changed or modified only as provided in this paragraph.

(a)

409A Transition Rule. A Participant may make a new payment election at any time before December 31 2008, with respect to both the time and form of payment of such amounts, provided the election does not apply to amounts that would have otherwise been payable in the year the change is made or cause an amount to be paid in the year the change is made that would not otherwise be payable in that year. The new payment election during the transition period must be received no later than six (6) months prior to the scheduled payment commencement date.

(b)

Effective January 1, 2009, a Selected Date may be postponed, an election to receive payment upon a termination of employment may be changed to a Selected Date, and a form of benefit (lump sum or installment) election may be changed, provided that to the extent an election has become irrevocable, the new election is at least twelve (12) months prior to the scheduled payment, and the new payment is at least five (5) years after the previously-elected payment date. A new election is effective 12 months after the date on which the election is made. Notwithstanding, the five (5) year rule does not apply to new elections regarding form of payment of a benefit following death.

7.3 Distribution Upon Selected Date or Termination of Employment. The term “Distribution Date” shall mean the date on which a lump sum distribution is made or the date that installment payments commence following the Selected Date or elected Termination Date (or, if earlier, the date of death of the Participant). Notwithstanding any provision in the Plan to the contrary, effective January 1, 2005, if a Participant is a Specified Employee and entitled to a distribution on account of a Termination Date, the “Distribution Date” is the first business day that is six months after the Participant’s Termination Date. If installments are elected and distribution is made to a Specified Employee on account of a Termination Date, the first installment will commence on the first day of the seventh month. Specified Employee” shall mean the definition under Code Section 409(a)(2)(B) and Treasury Regulations Section 1.409A-1(i).

Effective January 1, 2008, if a Participant is entitled to a distribution on account of a Termination Date, the “Distribution Date” is the first business day that is six months after the Participant’s Termination Date, regardless of whether the Participant is a Specified Employee. Effective January 1, 2008, if installments are elected and distribution is made on account of a Termination Date, the first installment will commence on the first day of the seventh month.

If a Participant becomes entitled to a distribution because he has terminated employment, the Participant shall be entitled to payment of an amount equal to the portion of his vested Deferred Compensation Account related to the Supplemental Salary Deferral Agreement in which the termination of employment was selected as the payment commencement date. If a Participant becomes entitled to a distribution because a Selected Date has been reached, the Participant shall be entitled to payment of an amount equal to the portion of his vested Deferred Compensation Account related to the Supplemental Salary Deferral Agreement in which the Selected Date was selected. The unvested portion is not paid upon the Selected Date. The unvested portion will be paid upon termination of employment. If a Participant becomes entitled to a distribution because of a Change of Control, the Participant shall be entitled to payment of an amount equal to his vested Deferred Compensation Account.

7.4 Cash-Out Amount. Notwithstanding a Participant’s election, if the benefit from this Plan, when combined with all other account balance nonqualified deferred compensation plans, is less than the Code Section 402(g) limit, presently $15,500 ($10,000 limit for the period January 1, 2005 through December 31, 2007), the benefit will be paid in lump sum. The payment of such deminimis benefit will be made on or before the later of December 31 of the calendar year of the Participant’s Termination Date, or the 15th day of the third month following the Participant’s Termination Date.

7.5 Distribution Upon a Change of Control. Upon a Change of Control that also constitutes a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, as such terms are defined in Treasury Regulation Section 1.409A-3(i)(5), (a “Section 409A Change of Control”), a Participant or a former Participant shall be paid the value of such Participant’s Deferred Compensation Account (and, if applicable, as increased under the Participant’s Change of Control Agreement) in cash in a lump sum upon the consummation of a Section 409A Change of Control, without regard to any payment or distribution elections applicable to the payment of the Participant’s, former Participant’s, or Beneficiary’s Deferred Compensation Account in the absence of a Section 409A Change of Control. Notwithstanding, if a Participant had a Termination Date prior to the Section 409A Change of Control, payment shall not be made until the first business day following the end of the six month delay period, except in the case of death.

7.6 Payment Following Death. If the Participant’s employment terminates by reason of death, or if the Participant dies prior to receipt of all the benefits provided under Article 7, an amount equal to the remaining value of the Participant’s vested Deferred Compensation Account shall be distributed to the Death Beneficiary in a lump sum or installments, as elected by the Participant on the Designation of Beneficiary form. A lump sum distribution shall be made within 60 days after the Participant’s death and shall be in the amount of the Participant’s vested Deferred Compensation Account as of the Distribution Date. A distribution in installments shall begin within 60 days after the Participant’s death and be calculated as provided in Section 7.1. The election of the form of payment must be made at least 12 months prior to the date of death. If the Participant makes no election regarding the form of benefit, the benefit will be paid in a single lump sum.

7.7 Hardships. A benefit is payable under this Plan to a Participant prior to a Distribution Date only if the Participant establishes to the satisfaction of the Compensation Committee of the Board of Directors that the Participant has an “Unforeseeable Emergency” as defined in Treasury Regulation Section 1.409A-3(i)(3)(i). An Unforeseeable Emergency is a severe financial hardship of the Participant resulting from an illness or accident of the Participant, Participant’s spouse or a dependent of the Participant, loss of the Participant’s property due to uninsured casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The amount distributed because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution) and is not reasonably available from other sources. Further, the determination of the amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that would be available due to cancellation of the Participant’s deferral election. The amount of the hardship distribution cannot exceed the balance credited to the Participant’s Supplemental Salary Deferral Account and is charged against such accounts.

7.8 Payment Upon Income Inclusion Under Section 409A. If at any time the Plan fails to meet the requirements of Code Section 409A, an amount equal to the amount required to be included in the Participant’s income as a result of the failure to comply with the requirements of Code Section 409A shall be paid to the Participant in one lump sum on the first day of the month following the Company’s determination that the failure has occurred.

7.9 Withholding. All distributions shall be subject to applicable state and federal withholding taxes.

7.10 Delay of Payments.

(a)

Payments that would violate loan covenants or other contractual terms to which the Employer is a party, where such a violation would result in material harm to the Company (in such case, payment will be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation, or such violation will not cause material harm to the Company).

(b)

Payment where the Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. (The making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law).

(c)

Payments the deduction for which the Company reasonably anticipates would be limited by the application of Code §162(m) (in such case, payment will be made at either the earliest date at which the Company reasonably anticipates that the deduction of the payment will not be so limited or the calendar year in which the Participant separates from service).

(d)	Payment may also be delayed upon such other events and conditions as the Commissioner of Internal Revenue may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE 8: VESTING

A Participant’s interest in his Supplemental Salary Deferral Account and Bonus Deferral Account shall be 100 percent vested at all times, and a Participant’s interest in his Matching Contribution Account shall vest at the same rate as his Employer Contribution Account under the Savings Plan. Notwithstanding, a Participant’s interest in his Matching Contribution Account shall vest upon a Change of Control, as provided in Section 11. If a Participant terminates employment without full vesting in his Matching Contribution Account, the unvested portion shall be forfeited and shall reduce the Company’s obligations under this Plan. The forfeiture is not added to the other Participants’ accounts.

ARTICLE 9: NATURE OF AGREEMENT

Participants and their Death Beneficiaries by virtue of participating under this Plan have only an unsecured right to receive benefits from the Company as a general creditor of the Company. The Plan constitutes a mere promise to make payments in the future. The adoption of this Plan and any setting aside of amounts by the Company with which to discharge its obligations hereunder shall not be deemed to create a trust for the benefit of Participants or their Death Beneficiaries; legal and equitable title to any funds so set aside shall remain in the Company, and any recipient of benefits hereunder shall have no security or other interest in such funds. Any and all funds so set aside shall remain subject to the claims of the general creditors of the Company, present and future, and no payment shall be made under this Plan unless the Company is then solvent. This provision shall not require the Company to set aside any funds, but the Company may set aside such funds if it chooses to do so. Notwithstanding the foregoing provisions of this Article 9 and any other provision of the Plan, an amount equal to all Supplemental Salary Deferral Contributions, Matching Contributions and Bonus Deferrals may be deposited into a trust (any such trust, and any successor thereto, being hereinafter called the “Trust”) established by the Company for the purpose of assuring payment of the Company’s obligations under the Plan. The Trust shall be subject to the claims of the general creditors of the Company in the event of the Company’s bankruptcy or insolvency. Notwithstanding any establishment of the Trust, the Company shall remain responsible for the payment of any amounts so payable which are not so paid by the Trust.

ARTICLE 10: AMENDMENT AND TERMINATION

10.1 Amendment. The provisions of this Plan may be amended by the Board of Directors of the Company from time to time and at any time in whole or in part, provided that no amendment shall operate to deprive any Participant or Beneficiary of any vested rights in their Deferred Compensation Accounts accrued to them under the Plan and Trust prior to such amendment. No amendment shall cause an acceleration of payments to the Participant in violation of the provisions of Code Section 409A and the Treasury Regulations thereunder nor shall any amendment otherwise violate such Code Section and Treasury Regulations. If any provision of this Plan is capable of being interpreted in more than one manner, then to the extent feasible, the provision shall be interpreted in a manner that does not result in an excise tax under Code Section 409A.

10.2 Termination. The Company may terminate the Plan and accelerate any payments due (or that may become due) under the Plan:

(a)

Within 12 months of a corporate dissolution of the Company taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the termination occurs, (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture or (iii) the first calendar year in which the payment is administratively practicable.

(b)	In the Company’s discretion, provided that Treasury Regulations Section 1.409A-3(j)(4)(ix)(C) is complied with.

(c)	Due to such other events and conditions as the Commissioner of the IRS may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Upon a termination all Matching Contribution Accounts shall be 100 percent vested, and amounts equal to the full balance in each Participant’s Deferred Compensation Account shall be distributed (and taxable) to the Participant (or his Death Beneficiary), and the Company shall have no further obligations under the Plan.

ARTICLE 11: CHANGE OF CONTROL

11.1 Vesting Upon a Change of Control.

(a)	Upon a Change of Control (as defined in Section 11.2 hereof) a Participant’s interest in his Matching Contribution Account shall immediately become fully vested.

11.2 Definition of Change of Control. As used in this Article, “Change of Control” shall mean:

(a)

the acquisition by any “Person” (as defined in Section 11.3(c) hereof) of “Beneficial Ownership” (as defined in Section 11.3(b) hereof) of 30% or more of the outstanding Shares of the Company’s Common Stock, $0.10 par value per share (the “Common Stock”) or 30% or more of the combined voting power of the Company’s then outstanding securities; provided, however, that for purposes of this Section 11.2(a), the following shall not constitute a Change of Control:

(i)

any acquisition (other than a “Business Combination” (as defined in Section 11.2(c) hereof) which constitutes a Change of Control under Section 11.2(c) hereof) of Common Stock directly from the Company,

(ii)	any acquisition of Common Stock by the Company or its subsidiaries,

(iii)	any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or

(iv)	any acquisition of Common Stock by any corporation pursuant to a Business Combination which does not constitute a Change of Control under Section 11.2(c) hereof; or

(b)

individuals who, as of the effective date of this amendment and restatement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of this amendment and restatement to the Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(c)

consummation of a reorganization, merger or consolidation (including a merger or consolidation of the Company or any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, immediately following such Business Combination,

(i)

the individuals and entities who were the Beneficial Owners of the Company’s outstanding Common Stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect Beneficial Ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation (as defined in Section 11.3(d) hereof), and

(ii)

except to the extent that such ownership existed prior to the Business Combination, no Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) Beneficially Owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and

(iii)

at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)	approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

11.3 Other Definitions. As used in Section 11.2 hereof, the following words or terms shall have the meanings indicated:

(a)	Affiliate: “Affiliate” (and variants thereof) shall mean a Person that controls, or is controlled by, or is under common control with, another specified Person, either directly or indirectly.

(b)

Beneficial Owner: “Beneficial Owner” (and variants thereof), with respect to a security, shall mean a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (i) the power to vote, or direct the voting of, the security, and/or (ii) the power to dispose of, or to direct the disposition of, the security.

(c)

Person: “Person” shall mean a natural person or company, and shall also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “Person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

(d)	Post-Transaction Corporation: Unless a Change of Control includes a Business Combination (as defined in Section 11.2(c) hereof), “Post-

Transaction Corporation” shall mean the Company after the Change of Control. If a Change of Control includes a Business Combination, “Post-Transaction Corporation” shall mean the corporation resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent corporation controls the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case, “Post-Transaction Corporation” shall mean such ultimate parent corporation.

11.4 Distributions. Section 7.5 hereof describes the distribution provisions applicable to a Section 409A Change of Control, as defined in Section 7.5.

ARTICLE 12: RESTRICTIONS ON ASSIGNMENT

The interest of Participant or his Death Beneficiary may not be sold, transferred, assigned, or encumbered in any manner, either voluntarily or involuntarily, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be null and void; neither shall the benefits hereunder be liable for or subject to the debts, contracts, liabilities, engagement, or torts of any person to whom such benefits or funds are payable, nor shall they be subject to garnishment, attachment, or other legal or equitable process nor shall they be an asset in bankruptcy, except that no amount shall be payable hereunder until and unless any and all amounts representing debts or other obligations owed to the Company or any affiliate of the Company by the Employee with respect to whom such amount would otherwise be payable shall have been fully paid and satisfied. The interest of any Participant or Death Beneficiary shall be held subject to the maximum restraint on alienation permitted or required by applicable Louisiana law.

ARTICLE 13: MISCELLANEOUS

13.1 Claims and Appeal Procedures. All disputes over benefits allegedly due under this Plan shall be resolved through the procedures for making claims, and appealing from denials of claims, that are set forth in the Summary Plan Description of the Savings Plan.

13.2 Governing Law. This Plan and its Trust shall be construed in accordance with and governed by the laws of the State of Louisiana, except to the extent that the Plan is governed by the Employee Retirement Income Security Act of 1974 (“ERISA”). It is the Company’s intent that the Plan shall be exempt from ERISA’s provisions, to the maximum extent permitted by law. The Plan is intended to be unfunded for federal income tax purposes and for purposes of Title I of ERISA and intended to provide deferred compensation only for a select group of management or highly compensated employees and shall be exempt from Parts 2, 3 and 4 of ERISA, pursuant to Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA. It is the intention of the Company that this Plan will comply with Code Section 409A.

13.3 Binding. This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and each Participant and his heirs, executors, administrators and legal representatives.

13.4 Continued Employment. Nothing contained herein shall be construed as conferring upon any Participant the right to continue in the employ of the Company or any subsidiary of the Company in any capacity.

13.5 Recovery of Payments Made By Mistake. Notwithstanding anything to the contrary, a Participant or other person receiving amounts from the Plan is entitled only to those benefits provided by the Plan and promptly shall return any payment, or portion thereof, made by mistake of fact or law. The Committee may offset the future benefits of any recipient who refuses to return an erroneous payment, in addition to pursuing any other remedies provided by law.

EXECUTED effective this              day of                     , 2008.

WITNESSES:	TIDEWATER INC.

	By:	/s/ Bruce D. Lundstrom
Bruce D. Lundstrom
Executive Vice President, Secretary and General Counsel